PLANET BEACH FRANCHISING CORPORATION FRANCHISE
AGREEMENT DATA SHEET

1. Name of Franchisee: __________________________________________ Partner or Spouse: __________________________________________

2.  Franchisee’s Address: __________________________________________

3. Licensing Agent:  __________________________________________

4. Franchisee's Territory: __________________________________________

5. Franchisee’s Telephone Number:

6. Franchisee’s Cell Number: __________________________________________

7. Franchisee’s Facsimile Number:

8. Franchisee's E-Mail Address: __________________________________________

9. Initial Franchise Fee:

10. Amount Paid:

11. Amount Due: __________________________________________

12. Effective Date:

Agreement Exceptions:

The information contained in this Data Sheet is incorporated by reference into the Planet Beach Franchising Corporation Franchise Agreement.

PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

TABLE OF CONTENTS

Background	3
1. FRANCHISE GRANT	3
2. LOCATION AND SITE CONSTRUCTION	3
3. TERRITORY	4
4. TERM AND RENEWAL	5
5. CONSTRUCTION OF SPA	6
6. TRAINING	6
7. CONFIDENTIAL OPERATIONS MANUAL	8
8. APPLICABLE LAWS AND LICENSING REQUIREMENTS	8
9. OPENING	8
10. CONSULTATION AND ADVICE	9
11. YOUR OBLIGATIONS	9
12. INITIAL AND CONTINUING FEES	12
13. PROPRIETARY MARKS AND COPYRIGHTS	13
14. CONFIDENTIAL INFORMATION	14
15. MARKETING	15
16. INSURANCE	16
17. BOOKS, RECORDS AND REPORTS	17
18. ACCOUNTING	17
19. INSPECTIONS	18
20. COVENANTS	18
21. INDEPENDENT CONTRACTOR; INDEMNIFICATION	19
22. NOTICES	19
23. SALE OR ASSIGNMENT	19
24. TERMINATION	22
25. YOUR OBLIGATIONS UPON TERMINATION	24
26. CHOICE OF LAW; DISPUTE RESOLUTION	26
27. CONSTRUCTION	28
28. PERSONAL GUARANTY OF SHAREHOLDERS, PARTNERS, MEMBERS AND MANAGERS	29
29. REPRESENTATIONS AND ACKNOWLEDGMENTS	29

Exhibits to Planet Beach Franchising Corporation's Single Unit Franchise Agreement

Exhibit A –Authorized Products and Services Exhibit B —Approved Location and Territory Addendum Exhibit C —Guaranty Agreement and Acknowledgment by Guarantor Exhibit D —Rider to Lease Exhibit E —Confidentiality and Non-Competition Agreement Exhibit F —Conditional Assignment of Telephone Numbers Exhibit G —Statement of Prospective Franchisee

PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (the "Agreement") is made as of the Effective Date set forth on the Data Sheet of this Agreement between Planet Beach Franchising Corporation, a Louisiana corporation with an address at 5161 Taravella Road, Marrero, Louisiana 70072 ("Planet Beach"), and the Franchisee identified in the Data Sheet ("you"). The information contained in the Data Sheet is incorporated into this Agreement.

BACKGROUND

A. Through the expenditure of money, time and effort, Planet Beach has developed a distinct and proprietary method business format for the operation of tanning spas (the “System”), the distinguishing characteristics of which include proprietary operating procedures and standards and specifications for products and services, as amended from time to time in Planet Beach’s sole discretion.

B. The System is identified by proprietary trademarks, service marks, trade dress, logos and other indicia of origin including, without limitation, the trade name and service mark “Planet Beach Tanning Spa” (the "Proprietary Marks”).

C. Planet Beach offers franchises to qualified individuals for the right to use the System and Proprietary Marks at a single approved location (the “Spa”).

D. You have applied to Planet Beach for the right to operate a Spa pursuant to the terms of this Agreement, and Planet Beach has approved your application in reliance upon all of the representations made in your application, including those concerning your financial resources, your business experience and interests, and the manner in which the franchise will be owned and operated.

E. You acknowledge that you have read this Agreement and Planet Beach's Uniform Franchise Offering Circular, and that you have been given an opportunity to obtain clarification of any provision that you did not understand. You also understand and agree that the terms and conditions in this Agreement are necessary to maintain Planet Beach's high standards of quality and service, and the uniformity of those standards at all Planet Beach Tanning Spas.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:

1. FRANCHISE GRANT

Planet Beach grants to you, and you hereby accept, a nonexclusive franchise to establish and operate one Spa pursuant to the terms of this Agreement. This Agreement does not give you the right to establish additional Spas.

2. LOCATION

2.1. Approved Location. You shall operate your Spa only from the Approved Location identified in, or (if the parties have not agreed upon a location at the time this Agreement is signed) to be identified, in the Data Sheet. You may not offer or sell any products or services offered by the Spa at or from any location other than the Approved Location. You may not conduct any other business from the Approved Location.

2.2. Site Selection. If you do not execute a Preliminary Deposit Agreement, then you must obtain a site for the Spa within 120 days from the Effective Date set forth on the Data Sheet (“Site Selection Period”) either by (i) entering into a lease or sublease with the owner of a site or the prime tenant having possession of a site which is mutually acceptable to you and Planet Beach; or (ii) purchasing real estate which is mutually acceptable to you and Planet Beach. Prior to the expiration of the Site Selection Period, upon your written request, Planet Beach, in Planet Beach’s sole and absolute discretion, may elect to extend the Site Selection Period. Upon location of a proposed site, you must provide Planet Beach such site information as Planet Beach may reasonably request to evaluate the proposed site for compliance with Planet Beach’s then-current site selection criteria. Planet Beach will notify you of its acceptance or rejection of the proposed site within 30 days after receiving all requested information. Planet Beach’s acceptance of a site does not constitute any representation or guarantee concerning the site’s viability or success. You are solely responsible for selecting a site for the operation of your Spa.

2.3. Lease. If you do not execute a Preliminary Deposit Agreement, then the following must occur: If you elect to lease premises for your Spa, you must submit a copy of your proposed lease for Planet Beach’s approval prior to execution. Planet Beach will notify you of its approval or disapproval within 30 days from its receipt of the proposed lease. Planet Beach has the right to condition its approval of the lease on, among other things, the landlord’s execution of the Rider to Lease attached as Exhibit D to this Agreement. Your lease must provide that all signs erected at or installed upon the leased premises shall be deemed not to be fixtures, shall not become a part of the leased premises, and may be removed upon expiration or termination of this Agreement. You must obtain a waiver of any lien or right of lien on signs to secure payment for any obligation due to the landlord under the lease. You must deliver an executed copy of the lease to Planet Beach within 15 days after the execution of the lease. Planet Beach's acceptance of the lease terms does not constitute an expression of Planet Beach's opinion regarding the terms of the lease or the viability of the location.

1 Relocation. Planet Beach will permit you to relocate your Spa to a new approved location within the Territory, at your expense, if you lose the right to possess the premises through no fault of your own, or if the Spa is destroyed by vandalism, fire or act of God. Planet Beach will approve the new site if it meets Planet Beach’s site selection criteria. You have no right to relocate the Spa without Planet Beach's prior written consent.

2 TERRITORY

3.1. Territory. During the term of this Agreement, so long as you are in substantial compliance with the terms and conditions of this Agreement, Planet Beach will not establish or locate, or grant any third party the right to establish or locate, another Planet Beach Tanning Spa using the System and Proprietary Marks within the Territory identified, or to be identified, in the Data Sheet, except as set forth in paragraph 3.2 below. This Agreement does not grant you any other territorial rights.

3.2. Reservation of Rights. Planet Beach retains the right, among others, to: (i) establish and grant others the right to establish Planet Beach Tanning Spas outside the Territory; and (ii) use the Proprietary Marks in alternative forms of distribution for selling its products including, but not limited to, tanning beds, lotions and other products. Such forms of distribution include, without limitation, offering Planet Beach products within health clubs, beauty salons, spas, stores, boutiques and other locations, as well as through fixed stores, the internet and mail order sales.

4. TERM AND RENEWAL

4.1. Term. The initial term of this franchise shall begin on the Effective Date set forth on the Data Sheet by Planet Beach and shall expire at midnight on the fifteenth anniversary of the Effective Date.

4.2. Renewal. You have the right to renew this Agreement for perpetual consecutive additional 5-year terms, if you meet the following conditions:

4.2.1.
You are in compliance with all the terms and conditions of this Agreement at the time of renewal and have substantially complied with the terms of this Agreement and with the operating standards and criteria established by Planet Beach throughout the initial term and any renewal term of this Agreement;

4.2.2.	You have satisfied all monetary obligations owed to Planet Beach and its affiliates;

4.2.3.	You are in compliance with all other agreements between you and Planet Beach and/or its affiliates;

4.2.4.	You have provided Planet Beach with written notice of your intention to renew the Franchise Agreement at least 90 days but not more than 180 days prior to expiration of the then-current term;

4.2.5.	You have the right to remain in possession of the Spa premises, or you have secured other premises acceptable to Planet Beach for the renewal term;

4.2.6.
At Planet Beach's request, you effectuate, at your expense, any changes in services, facility, items offered or business system so as to reflect Planet Beach’s then-current image including interior and exterior design or offerings of Planet Beach Tanning Spas;

4.2.7.
You execute Planet Beach's then-current form of franchise agreement, which may vary materially from the terms of this Agreement and may include, without limitation, higher royalty and marketing fees. The renewal franchise agreement, when executed, will supersede this Agreement in all respects; and

4.2.8.
You sign a general release in the form prescribed by Planet Beach, in favor of Planet Beach and its affiliates and their respective officers, directors, agents, and employees, for all claims arising out of or related to this Agreement or any related agreements with Planet Beach or its affiliates.

5. CONSTRUCTION OF SPA

After you identify a site for the Spa and are approaching lease execution, you will engage Linear Architecture or the Design and Construction Department of Planet Beach to conduct a site survey at your potential location. At this time, you will also engage the Design and Construction Department of Planet Beach to assist you with the layout and design of your Spa. Planet Beach will provide you with construction drawings that consist of the following: Sheet 1 Existing Conditions and Proposed Layout, Sheet 2 Finish Schedule and Wall System Details, Sheet 3 Electrical & Low Voltage Layout, Sheet 4 Lighting Layout, Sheet 5 HVAC Layout and Sheet 6: Typical Interior Elevations. These services (Planet Beach Construction Drawings) are provided to you at a cost of $2,500. The drawings provided by Planet Beach DO NOT include Mechanical, Electrical and Plumbing drawings (MEPs). Upon completion of the construction drawings provided by Planet Beach, you will engage Linear Architecture to obtain the Mechanical, Electrical and Plumbing (MEP) Drawings. Linear Architecture is capable of completing, stamping and submitting MEP Drawings that are compliant with local building requirements and specifications to Franchisees in all 50 states. Upon completion of the MEP Drawings, the approved general contractor will obtain a building permit, construct the interior of your store, install the store components such as modular walls, retail fixtures and interior signage and manage your project from permit submittal to certificate of occupancy in accordance with approved PBFC plans. You will remain responsible for all costs of and connected with design and construction, including, but not limited to construction drawings, architectural and/or engineering drawings, including stamps and seals, fees associated with obtaining building permits, leasehold improvements, equipment, furniture, fixtures and signs, and you must bear the cost and responsibility for compliance with state or local ordinances, rules and regulations, including those related to zoning.

6. TRAINING
6.1. Initial Training Program. Within 6-months of the Effective Date of this Agreement and prior to 30-days of the opening of your Spa (the "initial training period"): Each franchisee (if the franchisee is not a limited liability company) and your designated Spa manager (director) shall satisfactorily complete all of Planet Beach’s required training programs as defined in paragraphs 6.1.1, 6.1.2, 6.1.3 and 6.1.4 below. Planet Beach will provide you with access to classroom training through Franchisee and Director School. Each of your additional or replacement directors are required to successfully complete all required director training programs to Planet Beach's satisfaction within 30 days of assuming management responsibilities. You are solely responsible for full payment of the monthly Education & Training fee beginning with the month of your lease signing. This fee provides a single location with access to all certification and training programs for you, your designated director and your staff. You shall be solely responsible for all other training-related expenses including, without limitation, travel expenses to and from the training site, lodging accommodations, dining expenses, and salaries for your employees.

6.1.1. Planet Beach University Online Certification Program. Each Franchisee and spa employee must successfully complete all required courses and certifications of Planet Beach University Online, a web-based training and certification program, according to the training schedule provided to you at announcement of franchise agreement signing and elaborated on at Franchisee Orientation.

6.1.2. Franchisee and Director School. You and every franchisee signing this agreement must attend and complete Franchisee and Director School, currently a 5-day program conducted at Planet Beach's headquarters or other meeting facility designated by Planet Beach. In its sole discretion, PBFC may adjust the duration of Franchisee and Director School by one or more consecutive days.

6.1.3. Operator Certification. You and every franchisee and spa employee who works with customers as an operator in any franchise location must successfully complete a nationally recognized indoor tanning operator certification prior to working in a location.

6.1.4. Onsite Grand Opening Training. You and your initial staff must successfully attend and participate in your Spa’s Grand Opening Training Program. This consecutive 5-Day Program will be conducted by your Grand Opening Specialist, at your Spa, within two weeks of the opening date of your first location. Franchisee owner-operators, Spa Directors and Associates (Consultants) are required to be present on each day of the Onsite Grand Opening Training.

6.2. Training Program for Spa Consultants. During the initial training period, your Spa Director must satisfactorily complete all required courses and certifications of Planet Beach University Online prior to working in a franchise location and/or attending Franchisee and Director School. Spa Directors must attend Franchisee School within 30 days of their employment. Spa Directors must also be present for the duration of your Spa’s Onsite Grand Opening Training. You are responsible for any and all additional training-related expenses. Replacement Directors must complete all required courses and certifications of Planet Beach University Online, indoor tanning operator certification and attend Franchisee and Director School within 30 days of employment. You are responsible for any and all additional training-related expenses.

6.3. Training Program for Spa Consultants. During the initial training period, your employees ("Spa Consultants") must satisfactorily complete all required courses and certifications of Planet Beach University Online and indoor tanning operator certification prior to working in the Spa and prior to Grand Opening Day. Spa Consultants must also be present at your Spa’s Onsite Grand Opening Training. All replacement Consultants must satisfactorily complete all required courses and certification of Planet Beach University Online and complete indoor tanning operator certification within 30 days of their employment. You are responsible for payment of any and all additional training-related expenses for your associates.

6.4. Training Program for Assistant Spa Directors. PBFC does not specifically require you to hire someone to fill the position of Assistant Spa Director in your location, but does strongly recommend this for maximum production. Should you choose to hire an Assistant Spa Director before your store opens, he or she must satisfactorily complete all required courses and certifications of Planet Beach University Online prior to accepting the position of Assistant Spa Director. Completion of Franchisee School and Advanced Spa Management Training are not required unless your Assistant Spa Director works more than 30 hours per week. All Assistant Spa Directors must be present for the duration of your Spa’s Onsite Grand Opening Training. Assistant Spa Directors hired after Spa opening must complete required courses and certifications of Planet Beach University Online, and attend Franchisee School (when applicable) within 30 days of their employment. You are responsible for tuition charges, online certification charges and any related expenses.

6.5. National Indoor Tanning Certification. During the initial training period, you and your Designated Spa Director, Spa Consultants, bed cleaners and any and all other individuals who may interact with customers during the daily business of the Spa must successfully complete a national indoor tanning Spa operator certification program ("Certification"), at your expense. Planet Beach accepts those national training certification programs that are recognized by the Food and Drug Administration or by an individually regulated state. New or replacement Directors and Consultants must obtain Operator’s Certification within 30 days of their employment.

6.6. Additional Training Programs and Seminars. Planet Beach has the right, but is not obligated, to provide continuing education training programs or seminars for previously-trained franchisees and directors, assistant directors and consultants and to require you to attend and successfully complete these programs or seminars. Planet Beach will not require your attendance at more than three programs in any calendar year and each mandatory program shall not exceed 5 days in duration. You are solely responsible for tuition and all training-related expenses including, without limitation, travel expenses, living and dining accommodations, and employee salaries.

1 Attendance at Annual Conventions. You must attend all Planet Beach's Annual Conventions unless exigent circumstances exist and you receive Planet Beach's prior approval not to attend, or in the event that the nature of the exigent circumstances renders obtaining prior approval impracticable, you must notify Planet Beach of the reasons for your non-attendance as soon as it becomes practicable. All costs related to the Annual Convention, including but not limited to, travel expenses, lodging and entertainment shall be your sole responsibility.

2 CONFIDENTIAL OPERATIONS MANUAL

You are entitled to view Planet Beach’s confidential operations manual (the “Operations Manual”), containing policies, procedures, standards, specifications and methods of operating a Planet Beach Spa. Planet Beach has the right to amend and supplement the Operations Manual from time to time in its discretion. The contents of the Operations Manual are protected by the Copyright law of the United States and may not be disclosed to any person or entity not affiliated with Planet Beach and may not be duplicated, copied, reproduced or altered in any way. Planet Beach will post its Operations Manual on its website, accessible only to Planet Beach and its franchisees; it shall be in "read only" format and may not be downloaded, saved, copied, duplicated, distributed or altered in any way. A violation of Planet Beach's copyright will be punishable to the maximum extent permitted by law.

8. APPLICABLE LAWS AND LICENSING REQUIREMENTS

You must obtain and maintain all permits, licenses, and registrations required for the lawful operation of your Spa and comply with all health and safety codes. Upon written request, Planet Beach may provide you reasonable assistance in complying with applicable licensure requirements. You must provide Planet Beach with copies of all permits, licenses and registrations within 30 days of opening your Spa.

9. OPENING

9.1. Opening for Business. You must open the Spa for business within 275 days of execution of this Agreement. If you cannot open within 275 days due to vandalism, fire, act of God or other circumstances beyond your control, you must request an extension from Planet Beach immediately, which extension will not be unreasonably withheld. It is your sole responsibility to ensure that your Spa opens within 275 days of execution of this Agreement. You may not open the Spa for business until a Planet Beach Representative has approved the Spa for opening.

9.2. Grand Opening Advertising. During the 15 days immediately prior to the scheduled grand opening of your Spa for business and for the first 30 days after the grand opening of your Spa, you must expend at least $10,000 on grand opening advertising and promotion within your Territory. You shall make such expenditure in accordance with Planet Beach's written requirements and specifications. Within 60 days of the Spa's opening, you shall supply Planet Beach with written evidence (by means of cancelled checks, paid invoices, copies of advertisements) of the purchase and publication of such grand opening advertising, promotion and publicity. You have the right, but are not required, to spend additional sums with respect to grand opening advertising.

9.3. Grand Opening Specialist. Planet Beach will provide you with a Grand Opening Specialist who shall be available to consult with you during the pre-opening process. Your assigned Grand Opening Specialist will be on-site at your Spa within two week of your first opening day to provide 5 consecutive days of on-site training. Your Grand Opening Specialist may or may not be the same individual assigned as your permanent Spa Consultant. Franchisee owner-operators, Spa Directors and Consultants are required to be present during each day of the Onsite Grand Opening Training. Scheduling is to be determined solely by the Grand Opening Specialist. Planet Beach will not provide you with a Grand Opening Specialist for any additional Spas you open.

10. CONSULTATION AND ADVICE

During the term of this Agreement, Planet Beach will provide such consultation and advice concerning the management and operation of your Spa, as Planet Beach deems necessary and appropriate in its discretion. Initially, Planet Beach will provide you with general site selection criteria, construction drawings and documents, and furnish general advertising material, ideas and suggestions for the grand opening advertising campaign, as it deems appropriate. Planet Beach will make available to you any and all improvements and changes in Planet Beach's services or business methods to the same extent and in the same manner as they are made available to other franchisees.
10. 1. Mystery Shopper’s Program: Knowledge is Power. Planet Beach requires you to participate in and contribute monthly to the Knowledge is Power (KIP) program. With participation to the program your Spa will receive two onsite mystery shops and two telephone mystery shops per month. The mystery shop reports allow you as the Franchisee to see what your customers are experiencing. The objective of the KIP program is to ensure that the Planet Beach staff is delivering exceptional customer service and maximizing the sales potential of each Planet Beach Spa customer. Each mystery shop will identify strengths and discover weaknesses to improve and unlock your staff’s potential. The high quality, insightful reports that are timely, actionable and highly credible will maximize the value in achieving Planet Beach’s goals.

PLANET BEACH RESERVES THE RIGHT TO WITHHOLD FROM YOU ANY PRODUCTS, SERVICES, MAINTENANCE, INFORMATION, ADVICE, CONSULTATION AND TRAINING, TO DIRECT SUPPLIERS NOT TO OFFER SYSTEM DISCOUNTS, TO DELETE YOUR SPA FROM THE PLANET BEACH WEBSITE, AND TO DENY YOU ACCESS TO PLANET BEACH'S COMPUTER SYSTEM IF YOU ARE NOT IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT OR THE OPERATIONS MANUAL.

11. YOUR OBLIGATIONS

11.1. Operations. You shall operate the Spa during such hours of the day and such days of the year, as Planet Beach shall specify from time to time, or as may be required under your lease.

11.2. Compliance with Applicable Laws. You shall operate your Spa in strict compliance with all applicable laws, regulations and ordinances including, without limitations, laws and regulations applicable to or affecting health and safety. Planet Beach is neither responsible nor liable for researching, knowing, acting on, and/or advising you and/or anyone on any state, city, county, parish, and/or local laws that will apply to the Spa’s operations in that specific area. You will be responsible for operating according to your respective state and/or local laws/regulations pertaining to all operations of the Spa and your business, including, but not limited to, registering your Spa with the appropriate authority where and when applicable, taxation issues, membership agreements, and employee contracts. Planet Beach cannot provide you with any advice, legal or otherwise, on local issues.

11.3. Compliance with Planet Beach’s Policies and Procedures. You shall operate your Spa in strict compliance with this Agreement and Planet Beach’s standards, specifications, policies and procedures as set forth in the Operations Manual and/or Training Manual, as it may be amended from time to time, or otherwise in writing. You shall at no time engage in deceptive, misleading or unethical practices or conduct which may have a negative impact on the reputation and goodwill of Planet Beach, its franchisees or the franchised System.

11.4. Best Efforts. You shall exploit the Territory to its fullest potential, and use best efforts to develop new customers, increase business and expand the market for all products and services authorized for sale by Planet Beach through personal participation and active promotion.

11.5. Personal Supervision. You (if the franchisee is an individual) or at least one of your principals who owns at least a 10% interest in the Spa, (if the franchisee is a corporation, partnership or limited liability company) or your designated manager shall personally supervise the day-to-day operation of the Spa. Planet Beach may permit you to operate the Spa through a full-time designated manager (the “Designated Manager”) who will work at least 40 hours per week and who will supervise the day-to-day operations of the Spa. The Designated Manager must successfully complete all required training programs (as described in paragraph 6 above) and sign a Confidentiality and Noncompete Agreement in the form attached as Exhibit D to this Agreement prior to assuming his/her responsibilities. However, the appointment of a manager shall not relieve you of any duties or obligations under this Agreement.

11.6. Customer Service. You and all employees shall: (i) render prompt, willing and courteous service to all customers, and adhere to Planet Beach's customer service procedures; (ii) deal fairly and honestly with Planet Beach, prospective customers, customers, suppliers and others with whom you or your employees shall come in contact in connection with the operation of the Spa; and (iii) present a neat and clean appearance at all times. Planet Beach may require that designated uniforms or clothing be worn.

11.7. Authorized Products and Services and Approved Suppliers. You must offer all authorized products and services and only those products and services that Planet Beach specifies. Planet Beach has the right to require you to purchase any products including, without limitation, inventory items, furniture, fixtures and equipment from designated or approved suppliers as well as to enter into service agreements with approved vendors. A description of currently authorized products and services is attached as Exhibit A to this Agreement (the “Authorized Products and Services”). Planet Beach has the right to add, eliminate, modify and substitute any of the Authorized Products and Services or the designated suppliers in its sole discretion. If you wish to offer any product or service that Planet Beach has not authorized or to acquire items or services from an unapproved supplier, you must request Planet Beach’s approval in writing and provide Planet Beach all information it may reasonably need to evaluate the proposed product, service or supplier. Planet Beach will make a good faith effort to notify you of its approval within 15 days of receiving such information. Planet Beach’s failure to approve a product, service or supplier within this15 day period will constitute disapproval of the proposed product, service or supplier. If Planet Beach approves your request to offer a new product or service or to acquire items from a new supplier, such approval will be only for the specific product, service or supplier for which approval was granted.

11.8. Compliance with Standards and Specifications. The Spa shall at all times emulate the image intended for the System including, without limitation, its high standards of quality, cleanliness, convenience and courteous services. You must maintain the Spa in the highest condition of cleanliness and good repair. You shall comply with all of Planet Beach’s standards and specifications for, among other things, inventory, furniture, fixtures, equipment and Spa appearance, as they are disclosed to you in the Operations Manual or otherwise in writing. You shall purchase and place or erect, at your expense, all signs and interior and exterior graphics and only such signs and interior and exterior graphics as Planet Beach may from time to time prescribe for use by System franchisees. However, architectural refurbishment will not be required more than once every 4 years.

11.9. Computer Software and Hardware. You shall purchase and use any and all computer software programs ("Software") which Planet Beach has developed or may develop and/or designate for use for the System, and shall purchase such computer hardware as may be necessary for the efficient operation of the Software within 90 days from the date you receive written notice from Planet Beach. You must also establish a high-speed internet connection prior to the opening of your Spa. The Software is and shall remain the sole property of Planet Beach and you agree to execute any license agreement required by Planet Beach. Planet Beach has the right to require you to update or upgrade computer hardware components and/or Software as Planet Beach deems necessary from time to time but not more than 3 times per calendar year. In addition, Planet Beach has the right to require you to enter into a separate maintenance agreement for such computer hardware and/or Software in the form Planet Beach prescribes. In your use of the Software, you agree to be bound by the terms of Planet Beach's Confidentiality and Privacy Policies (as contained in the Operations Manual). You acknowledge and agree that Planet Beach may deny you access to the Software if you fail to meet your obligations under this Agreement or the Operations Manual.

11.10. Collection of Data. You shall collect and maintain such data relating to the business as Planet Beach may require from time to time, including but not limited to, the names, addresses and purchase history of all customers. You shall provide such data to Planet Beach in the form Planet Beach specifies. Any such data shall be Planet Beach's sole property and shall not be disclosed or distributed to any person or entity for any reason; provided that you have a license to use any such data solely for internal marketing and accounting purposes in accordance with all applicable laws and regulations.

11.11. Debts and Obligations. You shall pay all the debts and obligations relating to the operation of the Spa and shall not fail to pay any debts to third parties that may result in claims of liability to Planet Beach.

11.12. Product Warranty Programs. You shall participate in, comply with and honor all approved warranty programs and approved forms of warranties as described in the Operations Manual, issued by Planet Beach or any other Planet Beach Tanning Spa at their expense. You must also comply with Planet Beach's 100% refund policy on all products sold in your Spa.

11.13. Memberships and Reciprocity. You must participate in, comply with and honor Planet Beach's Membership Policy and Reciprocation Policy as specified in the Operations Manual.

11.14. Consumer Complaints. You must answer all consumer complaints or better business bureau complaints within 2 business days of receipt or such shorter period of time as may be provided in the complaint. You must provide Planet Beach with a copy of your answer within 2 business days of the date the answer is forwarded to the consumer or better business bureau.

1 Notifications of Actions. You must notify Planet Beach in writing within 5 days of the receipt of any complaint of any nature relating directly or indirectly, to the operation of your Spa or of the commencement of any action, suit or proceeding against you, and of the issuance of any inquiry, subpoena, order writ, injunction award, or decree of court, agency or other governmental instrumentality, which arises out of, concerns, or may affect the operation or financial condition of the Spa, including without limitation, any criminal action or proceeding brought by you against employees, customers, or other persons and shall within 10 days of receipt by you or your counsel, provide Planet Beach with copies of all pleading and other documents. Without limiting the foregoing, you agree to notify Planet Beach of your intent to initiate any civil or criminal action against a customer or employee relating to the operation of the Spa.

2 INITIAL AND CONTINUING FEES

12.1. Initial Franchise Fee. In consideration of the rights granted under this Agreement, you have paid to Planet Beach an initial franchise fee ("Initial Franchise Fee") in the amount reflected on the Data Sheet. The initial franchise fee is deemed fully earned upon payment and nonrefundable.

12.2. Royalty Fee. During the term of this Agreement, you will pay to Planet Beach a monthly Royalty Fee (“Royalty Fee”) in an amount equal to 6% of your "Gross Sales" earned during the preceding month. If you are non-compliant and have been defaulted, you must pay a monthly Royalty Fee in an amount equal to 9% of your “Gross Sales” earned during the preceding month until you become compliant. Planet Beach does not waive any other remedies or rights it has against you for your non-compliance. Non-Compliant Franchisees are those who receive a default notice with a 30 day notice to cure letter and fail to cure the default. On the 31st day, Planet Beach will begin drafting royalties at 9% until the default is cured. Planet Beach does not waive any other remedies or rights that Planet Beach has against you. Gross Sales shall include all revenues from sales made by you from all business conducted at or from your Spa, including but not limited to amounts received from the sale of tanning sessions, prepaid tanning packages, memberships and any other goods and services and tangible property of any nature whatsoever. Planet Beach will sometimes refer to Gross Sales as the sum of Cash, NET EFT and Retail. Gross Sales shall not include the amount of sales tax imposed by any federal, state, municipal or other governmental authority and you agree to pay such amounts as and when they become due. Each charge or sale upon installment or credit shall be treated as having been received in full by you at the time you receive payment. Sales relating to items for which the full purchase price has been refunded or the item exchanged shall be excluded from Gross Sales at the time of refund or exchange, provided that such sales have previously been included in Gross Sales.

12.3. Starfish Fee. You shall pay to Planet Beach a monthly Starfish Fee of $99.00.

12.4. Information Technology Fees. You shall pay to Planet Beach a monthly information technology fee of $49.95.

12.5. Marketing Fees. You shall pay to Planet Beach marketing fees as further explained in Paragraph 15 below.

12.6. Construction Drawing Fee. You shall pay to Planet Beach $2,500 for the completion of your site specific construction drawings.

12.7. Education and Training Fee. You shall pay to Planet Beach a monthly education and training fee of $69.95, beginning with the first month following lease execution.

12.8. Mystery Shopper’s Program: Knowledge is Power. You shall pay to Planet Beach a monthly secret shopper fee of $94.00 per month. The first draft will be one month after the opening of your Spa.

12.9. Credit Card Processing Fee. You shall pay to Planet Beach the amount of the credit card processing fee charged to PBFC from the credit card processor for any payments made by you to Planet Beach and/or any purchases made by you from Planet Beach.

12.10. Payment Procedures. You must make all payments to Planet Beach through the AUTODRAFT system. All payments are due on the 5th of every month for the preceding month. In the event that any payments are due on a national holiday, payment will be due on the first business day following such holiday. A late fee of $100 will be assessed for each week that payment is delinquent. An insufficient funds fee of $100 will be assessed for any AUTODRAFT payment rejected as a result of insufficient funds. In addition to the late fee and the overdue amount, interest will accrue on such amount from the date it was due until paid at 18% per annum or the maximum rate permitted by state law, whichever is less. Interest will be calculated on a daily basis and shall be in addition to any other remedy Planet Beach may have under this Agreement or applicable law.

12.11. Refunds. All fees are fully earned when they become due and are not refundable.

13. PROPRIETARY MARKS AND COPYRIGHTS

13.1. License. During the term of this Agreement, you are granted a non-exclusive license to use the Proprietary Marks in connection with the operation of your Spa. You shall display the Proprietary Marks only in the manner that Planet Beach directs or permits. Your license to use the Proprietary Marks shall automatically cease upon termination or expiration of this Agreement.

13.2. Ownership. You acknowledge that the Proprietary Marks are valid and are Planet Beach's sole property. You will not, either during or after the term of this Agreement, do anything, or assist any other person to do anything, which would infringe upon, harm or contest Planet Beach's rights in any of the Proprietary Marks.

13.3. Goodwill. You acknowledge that all goodwill which may arise from your use of any of the Proprietary Marks is and shall at all times remain Planet Beach's sole and exclusive property and shall inure to Planet Beach's sole benefit.

13.4. Modification. You acknowledge that Planet Beach has the right to add, modify, substitute or discontinue use of any of the Proprietary Marks in its sole discretion. You agree to make any additions, deletions and modifications on all interior and exterior signs, packaging materials, printed materials and advertising as Planet Beach directs at your own expense.

13.5. Internet Usage. If you maintain an internet site, you may not register or use the words "Planet Beach" in your domain name. An individual website for your Spa may only be operated and maintained through Planet Beach's website.

13.6. Infringement. You shall promptly notify Planet Beach of any infringement of, or challenge to, the Proprietary Marks and Planet Beach shall, in its discretion, take such action, as it deems appropriate. Planet Beach will indemnify and hold you harmless from any suits, proceedings, demands, obligations, actions or claims, including costs and reasonable attorneys' fees, for any alleged infringement under federal or state trademark law arising solely from your use of the Proprietary Marks according to this Agreement and Planet Beach’s other written directives if you have promptly notified Planet Beach of such claim. If Planet Beach undertakes the defense or prosecution of any litigation pertaining to any of the Proprietary Marks, you must execute any and all documents and do such acts and things as may, in the opinion of Planet Beach’s counsel, are necessary to carry out such defense or prosecution.

13.7. Other Covenants. You will not, either during or after the term of this Agreement, do anything, or aid or assist any other person to do anything which would hinder or prevent Planet Beach from using or licensing the use of the Proprietary Marks in any jurisdiction. If you are a corporation, partnership or limited liability company, the name of your entity shall not include any portion of any the Proprietary Marks; provided, however, you shall register for fictitious name usage in the jurisdiction in which the Spa is located and promptly provide Planet Beach a copy of the registration. You shall not use the Proprietary Marks, or any part thereof, as part of any web site domain name without Planet Beach’s prior written consent.

13.8. Franchisee Developments. Planet Beach shall own and have the exclusive right to use and incorporate in the Planet Beach Franchise System, for the benefit of other franchisees and Planet Beach, any modifications, changes and improvements to the System, in whole or in part, developed or discovered by you or your employees or agents in connection with the System or the operation of your Spa, without any liability or obligation to you. This includes, but is not limited to, discoveries or development of products, systems or techniques, management practices or procedures, architectural designs and philosophies and names or groups of words relating to the System or describing the services offered by Planet Beach Tanning Spas.

1 Customer Data. Planet Beach shall own and have exclusive rights to use all customer data compiled by you in the operation of your Spa.

2 CONFIDENTIAL INFORMATION

You acknowledge and agree that the Operations Manual, training material, Planet Beach's trade secrets, methods and other techniques and know-how are Planet Beach's exclusive and confidential property which Planet Beach provides to you in confidence ("Confidential Information"). You agree to use the Confidential Information only for the purposes and in the manner Planet Beach authorizes in writing, which use will inure exclusively to Planet Beach's benefit. Planet Beach's trade secrets consist of, without limitation, sales techniques, merchandising and display techniques, Spa layout, advertising formats, accounting systems, operations systems, policies, procedures, systems, compilations of information, records, specifications, manuals and other confidential information which Planet Beach or its affiliates have developed for use in the operation of Spas. You may not contest, directly or indirectly, Planet Beach's ownership of its trade secrets, methods or procedures or contest Planet Beach's right to register, use or license others to use any such trade secrets, methods and procedures. You (including your partners, officers, directors, shareholders, as applicable), your employees, and their respective heirs, successors and assigns, are prohibited from using and/or disclosing any Confidential Information in any manner other than as Planet Beach permits and must execute a Confidentiality and Non-Competition Agreement in the form attached as Exhibit D.

15. MARKETING

15.1. Generally. You must participate in all marketing programs required by Planet Beach in writing or contained in the Operations Manual. You may place or display at your Spa (interior and exterior) only the signs, emblems, lettering, logos and displays and marketing materials as Planet Beach approves in writing from time to time. You must submit to Planet Beach, at least 10 days prior to your use, samples of all sales promotional and marketing materials you desire to use for approval. Planet Beach's failure to approve or disapprove the materials within 10 days of receipt will be deemed a disapproval. You may not use any marketing or promotional materials for which Planet Beach has not given its prior written approval.

15.2. Territorial Marketing Restriction. You are not permitted to solicit customers and/or market outside your Territory, except to the extent that you have received Planet Beach's prior written authorization, which Planet Beach will not unreasonably withhold. Planet Beach may condition its authorization upon your agreement to offer System franchisees who are operating Spas in contiguous territories the opportunity to participate in, and share the expense of, such solicitation and/or marketing. You may not market your Spa or any products or services offered by the Spa via the Internet without Planet Beach’s prior written consent, which may be given or withheld in Planet Beach’s sole discretion.

15.3. Marketing Fund. Planet Beach has established a national marketing fund ("National Fund") and may, in its discretion, establish local marketing cooperatives for the common benefit of Planet Beach's franchisees.

15..3.1 National Fund. Planet Beach requires you to participate in and contribute monthly to the National Fund a minimum of 1%, not to exceed 2%, of your Gross Sales ("Monthly Marketing Fee"). The Monthly Marketing Fee shall be paid, through the AUTODRAFT system on the 5th day of each month. In the event that any payments are due on a national holiday, payment will be due on the first business day following such holiday. Planet Beach will use National Fund contributions, in its sole discretion, to develop, produce and distribute national, regional and/or local marketing and to create marketing materials and public relations, which promote, in Planet Beach's sole judgment, the products and services offered by Planet Beach Tanning Spas. Planet Beach has the sole right to determine contributions and expenditures from the National Fund and sole authority to determine, without limitation, the selection of the marketing materials and programs; provided, however, that Planet Beach will make a good faith effort to expend National Fund contributions in the general best interests of the System. Nevertheless, you acknowledge that not all Planet Beach franchisees will benefit directly or on a pro rata basis from such expenditures. While Planet Beach does not anticipate that any part of the National Fund contributions will be used for marketing which is principally a solicitation for franchisees, Planet Beach reserves the right to include a notation in any advertisement indicating "Franchises Available" or “For Franchise Information Call.” Planet Beach has the right to reimburse itself from the National Fund contributions for such reasonable costs and overhead, if any, as Planet Beach may incur in activities reasonably related to the direction and implementation of the National Fund. At your request, Planet Beach will provide you with an unaudited accounting of National Fund expenditures on an annual basis.

15.3.2. Local Cooperatives. Planet Beach has the right, in our discretion, to designate any geographical area for purposes of establishing a regional marketing and promotional cooperative (“Cooperative”), and to determine whether you must participate in a Cooperative. If a Planet Beach Franchising Corporation Single Unit Franchise Agreement 3/07 15 Franchisee’s Initials Cooperative has been established applicable to the Spa at the time you begin operating under this Agreement, you must immediately become a member of such Cooperative. If a Cooperative applicable to the Spa is established at any later time during the term of this Agreement, you must become a member of such Cooperative no later than 30 days after the date on which the Cooperative begins operation. Planet Beach has the right to change, combine or dissolve cooperatives. If the Spa is within the territory of more than one Cooperative, you are required to be a member of only one such Cooperative. The following provisions will apply to each Cooperative:

a)	Each Cooperative will be organized and governed in a form and manner, and will commence operation on a date, approved in advance by Planet Beach;

b)
Each Cooperative will be organized for the exclusive purpose of administering regional marketing programs and developing, subject to our approval, standardized marketing materials for use by the members in local marketing;

c)	All activities and contributions to the Cooperative shall be determined by a majority vote of the Spas in the Cooperative; and

d)
No promotional or advertising plans or materials may be used by a Cooperative or furnished to its members without our prior written approval. All such plans and materials shall be submitted to Planet Beach in accordance with the procedure set forth in Paragraph 15.1 hereof.

15.4. Telephone Directory Advertising. At Planet Beach’s request, you must advertise your Spa in the local telephone directory or directories covering the area from which the Spa is likely to draw customers. Such advertising must be placed in accordance with size and content formulas provided by Planet Beach. The amount of payments for such directory advertising may be included to meet the marketing requirements set forth in paragraph 15.3, above.

16.  INSURANCE

You must obtain and maintain at your sole expense at all times during the term of this Agreement such insurance coverage, as Planet Beach from time to time shall specify, including but not limited to, comprehensive general liability insurance, worker’s compensation insurance, unemployment insurance and any other insurance coverage required by law. Each policy shall be written by an insurance company acceptable to Planet Beach, and shall name Planet Beach and its officers, directors, agents, attorneys, employees and affiliates as additional insured parties. You shall promptly deliver to Planet Beach original certificates evidencing that all insurance required by Planet Beach is in full force and effect prior to opening the Spa for business. You shall deliver to Planet Beach each year renewal certificates. All policies must provide that the policy may not be cancelled, terminated, modified or reduced in terms of coverage, without 30 days prior written notice to Planet Beach. If you fail to obtain or maintain the required insurance, Planet Beach has the right, but is not obligated, to obtain and maintain such insurance coverage on your behalf and to charge you for such coverage, together with a service fee which shall not exceed 25% of the insurance premium. There is no assurance that minimum insurance requirements will be adequate to satisfy your needs.

17. BOOKS, RECORDS AND REPORTS

17.1. Books and Records. You must maintain at the Approved Location or other approved location such books, accounts, records and memoranda disclosing all transactions relating to or involving the operation of the Spa. Planet Beach's representatives shall have access to examine, inspect and copy all such books, accounts, records, memoranda, computer files and systems to review, inspect and poll such data during regular business hours. Financial records and statements must be kept and maintained in conformity with generally accepted accounting principles or such other accounting method that is acceptable for tax reporting purposes. You must keep and maintain such record-keeping or electronic reporting systems as Planet Beach may require, and make the same available to Planet Beach as Planet Beach specifies or as a report or statement. You must use those forms specified by Planet Beach. In addition, you must keep in the manner specified by Planet Beach, consecutively numbered customer receipt forms for each purchase or service rendered in the operation of the Spa. You must retain these for Planet Beach's inspection, and upon Planet Beach's request, forward them to Planet Beach.

17.2. Periodic Reports. You must provide to Planet Beach periodic royalty reports and all other documentation as Planet Beach may reasonably prescribe from time to time. Planet Beach reserves the right to specify the accounting and/or bookkeeping procedures, formats, systems and forms you will use in the operation of the Spa. You must deliver to Planet Beach within 20 days of the end of each fiscal quarter a complete and accurate profit and loss statement for such quarter, in a format acceptable to Planet Beach.

17.3. Daily Production and Monthly Spa Financial Reports. You must fax or e-mail your cumulative monthly Daily Production Report (“DPR”) to Planet Beach, following the close of business on the last business day of every month. Failure to submit your previous month’s DPR by the 3rd day of each month will result in a maximum late charge of $300.00 per month, per occurrence. You must submit your monthly Spa financial reports in a manner specified by Planet Beach, including accurate amounts for all Spa operational expenses. Failure to submit your Spa’s financial reports by the 3rd day of each month will result in a maximum late charge of $300.00 per month, per occurrence. E-mail will be through Planet Beach’s web site.

17.4 Annual Financial Statement, Balance Sheet And Tax Return. Within 90 days after the close of each of fiscal year (ending December 31) you must deliver to Planet Beach annual financial statements, including but not limited to profit and loss statements and balance sheets for the preceding year prepared in accordance with generally accepted accounting principles or such other accounting methods that are acceptable for tax reporting purposes. You must furnish to Planet Beach copies of federal, state and local sales, income or other tax returns filed in connection with the Spa by April 1 of the following year.

18. ACCOUNTING

18.1. Application of Payments. Planet Beach has the right to apply all payments as it deems appropriate in its discretion, regardless of the purpose for which such payment is designated; provided, however, Planet Beach shall not apply payment to any indebtedness that you have identified in writing as a disputed charge.

18.2. Interest. You must pay all bills, fees, charges and other obligations to Planet Beach in strict accordance with the applicable payment and credit terms. Any amount not paid when due, will bear interest from the due date at the rate of 18% per annum, or the maximum allowed by law, whichever rate shall be less. Interest will be compounded monthly. The payment of such interest or other amounts due shall not be deemed to constitute a waiver of any other rights available to Planet Beach.

1 Audits. Planet Beach or its designee may inspect or conduct an audit of your accounts, business and financial books and records, local marketing records, tax returns and other records during regular business hours. If the audit discloses an understatement of Gross Receipts for any period or periods, you must immediately pay to Planet Beach all Royalty Fees and any other sums due under this Agreement, plus interest on these monies at the rate set forth in this Agreement. If any audit reveals that you have underreported any amounts by more than 2% in any period or periods, or if you fail to timely submit complete, accurate and legible reports, then in addition to paying all monies due, you shall reimburse Planet Beach for the cost of the audit, including the charges of any independent certified public accountant, attorneys' fees, other legal costs and the travel expenses, room, board and compensation of Planet Beach's employees.

2 INSPECTIONS

Planet Beach has the right at any time during regular business hours, and without prior notice, to conduct a reasonable inspection of the Spa. Any such inspection will be at Planet Beach’s expense, unless Planet Beach is required to make any additional inspections in connection with your failure to comply with this Agreement. In such event, Planet Beach has the right to charge you for the costs of making the additional inspections, including without limitation travel expenses, room and board and compensation of employees. You must promptly remedy at your sole expense any deficiency found during any inspection.

20. COVENANTS

20.1. During the Term of this Agreement. During the term of this Agreement, neither you nor any of your principals shall, directly or indirectly, through corporations, partnerships, limited liability companies, trusts, associations, joint ventures, or other unincorporated businesses, perform any services for, engage in or acquire, participate or have any financial or other interest in any other business or other entities offering tanning services or other services or products offered by Planet Beach Tanning Spas; provided, however, that this provision shall not apply to the operation of any other Planet Beach Tanning Spa franchised business pursuant to a valid franchise agreement with Planet Beach.

20.2. After the Term of this Agreement. For a period of 2 years following termination or expiration of this Agreement, or the termination of any principal’s interest in the Spa, neither you nor any of your principals shall, directly or indirectly, through corporations, partnerships, limited liability companies, trusts, associations, joint ventures, or other unincorporated businesses, perform any services for, engage in or acquire, participate or have any financial or other interest in any other business or other entities offering tanning services or other services or products offered by Planet Beach Tanning Spas: (1) at the Approved Location (or the location of your former Planet Beach Tanning Spa); (2) within the Territory; (3) within a 10 mile area surrounding the perimeter of the Territory; or (4) within a 10 mile radius of any Planet Beach Tanning Spa in existence on the date of expiration or termination of this Agreement; provided, however, that this provision shall not apply to the operation of any other Planet Beach Tanning Spa franchised business pursuant to a valid franchise agreement with Planet Beach. The aforesaid 2-year period shall be tolled during any period of noncompliance.

20.3. Spouses and Immediate Family Members. It shall be deemed a breach of this Agreement if your spouse or children engage in any of the prohibited conduct.

1 Reformation. It is the intention of the parties that this section be enforced to the fullest extent possible. If a court shall determine that it is not enforceable as drawn, then it shall be reformed and enforced to the fullest extent lawful in the jurisdiction.

2 INDEPENDENT CONTRACTOR; INDEMNIFICATION

21.1. Independent Contractor. You are an independent contractor responsible for full control over the internal management and daily operation of your Spa, and neither Planet Beach nor you are the agent, principal, partner, employee, employer or joint venturer of the other. You must not act or represent yourself, directly or by implication, as an agent, partner, employee or joint venture of Planet Beach, nor may you incur any obligation on Planet Beach's behalf or in its name.

21.2. Responsibility for Debts. You acknowledge full responsibility for all the debts and obligations of your Spa including, but not limited to all bills, debts, taxes, rents, employee taxes, unemployment compensation insurance and employee benefits. You shall not use the Proprietary Marks to incur or secure any obligation for yourself or for any other person or entity. Planet Beach shall not be liable for any of the debts or obligations of your Spa.

21.3. Dispute. In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, you may contest the validity or the amount of tax or indebtedness in accordance with the procedures of the taxing authority or applicable law, provided that in no event shall you permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by creditor, to occur against the premises of the Spa or any improvements thereon.

1 Indemnification. You must defend, indemnify and hold Planet Beach and/or its affiliates harmless from all fines, suits, proceedings, claims, demands, obligations or actions of any kind (including costs and reasonable attorneys' fees) arising in whole or in part from training, the construction or operation of your Spa or the performance of your obligations under this Agreement that exist upon execution or that may arise in the future, except as otherwise provided in this Agreement.

2 NOTICES

All notices, requests and reports to be given under this Agreement shall be in writing, and delivered by either hand, e-mail with a confirming receipt, overnight mail, or certified mail, return receipt requested, prepaid, or by facsimile transmission (except that regular monthly and other reports from you may be sent by regular mail), to the address or fax number set forth in the Data Sheet (which may be changed by written notice).

23. SALE OR ASSIGNMENT

23.1. Assignment by Planet Beach. Planet Beach has the right to assign this Agreement and to delegate its obligations under this Agreement in whole or in part in its sole discretion. Planet Beach is not obligated to provide you with prior notice of such assignment.

23.2. Assignment by You. Your rights under this Agreement are personal, and you shall not sell, transfer, assign or encumber your interest in the franchised business without our prior written consent. Any sale, transfer, assignment or encumbrance made without our prior written consent shall be voidable at our option and shall subject this Agreement to termination as specified herein. A sale, transfer or assignment requiring our prior written consent shall be deemed to occur: (i) if you are a corporation, upon any assignment, sale, pledge or transfer of any fractional portion of your voting stock or any increase in the number of outstanding shares of your voting stock which results in a change of ownership, (ii) if you are a partnership, upon the assignment, sale, pledge or transfer of any fractional partnership ownership interest; or (iii) if you are a limited liability company, upon the assignment, sale, pledge or transfer or any interest in the limited liability company. Any new partner, shareholder, or member or manager owning more than 10% of the outstanding shares of the corporation, will be required to personally guarantee your obligations under this Agreement.

23.3. Conditions for Transfer. Planet Beach shall have the right to condition its consent to a transfer of the Spa upon:

23.3.1.	The buyer must be an existing franchisee, unless otherwise approved by Planet Beach.

23.3.2.	The satisfaction of all of your monetary and non-monetary obligations under this Agreement and any other agreement between you and Planet Beach or its affiliates;

23.3.3.
The buyer having met Planet Beach’s qualifications for new franchisees and first becoming a Planet Beach franchisee through Planet Beach’s application and qualification process which includes, without limitation, supplying Planet Beach with a financial application and attending Planet Beach’s Discovery Day;

23.3.4.	The buyer's upgrade of the Spa to conform with Planet Beach's current specifications;

23.3.5.	Planet Beach is provided with an executed agreement of sale between you and the buyer;

23.3.6.	The buyer’s successful completion of Planet Beach’s required training programs and any other training or services as stated in paragraph 6.5;

23.3.7.	The buyer’s receipt of your last year's business tax return and other documents relevant to your business;

23.3.8.
Your execution (or your principals’ execution, as applicable) of a general release, in a form prescribed by Planet Beach, of all claims against Planet Beach and its officers, directors, agents, employees, and affiliates. Notwithstanding such release, you shall remain obligated under those provisions of this Agreement that expressly extend beyond the term hereof.

23.3.9.	The buyer's execution of Planet Beach's then-current Single Unit Franchise Agreement as well as execution of a personal guaranty if a partnership, corporation or limited liability company;

23.3.10.	Payment to Planet Beach of a transfer fee equal to 35% of the then-current Initial Franchise Fee;

23.3.11.
If the buyer is a corporation or limited liability company, the corporation’s or limited liability company’s satisfaction of Planet Beach’s requirements for such entities are set forth in Section 23 (except 23.4 and 23.5), below. In addition, Planet Beach must approve all shareholders of a corporation transferee, or all members and managers of a limited liability company transferee. Planet Beach may require that a particular individual remain the owner of at least fifty-one percent (51%) of the outstanding stock of a franchisee corporation, or retain an interest of at least 51% in the limited liability company, as applicable, and serve as the corporation's chief executive officer or the limited liability company’s manager.

23.4. Death or Disability. In the event of your death, disability or incapacitation (or the death, disability or incapacitation of your principals or personal guarantors if you are a partnership, corporation or limited liability company), your legal representative (or your principal's or guarantor's respective legal representative, as applicable) shall have the right to continue the operation of the Spa under this Agreement, without payment of a transfer fee, if: (i) within 90 days from the date of death, disability or incapacitation (the "90 day period"), such person has obtained Planet Beach's prior written approval; and (ii) such person successfully completes Planet Beach's required training programs (which Planet Beach will provide at its then-current tuition rate). Such assignment by operation of law will not be deemed in violation of this Agreement, provided such heirs or legatees accept the conditions imposed by this Agreement and are acceptable to Planet Beach.

23.5. Right of First Refusal. Planet Beach shall have the irrevocable first right and option to purchase your business on the same terms and conditions as any bona fide purchaser who wishes to become a Planet Beach franchisee. If you receive an acceptable bona fide offer from a third party to purchase the Spa or any or all of the Spa’s assets, you shall provide Planet Beach with a copy of the written purchase offer, which offer shall contain all of the terms of the proposed sale and the identity of the proposed purchaser. At Planet Beach’s request, the proposed purchaser shall promptly complete and submit to Planet Beach a franchise application and any other information Planet Beach deems necessary, in its discretion, to evaluate the proposed transferee. Planet Beach may exercise this right of first refusal by notifying you of Planet Beach's decision to do so in writing within 30 days after receipt of all items required above. Silence on Planet Beach's part shall constitute rejection. If Planet Beach fails to exercise this option, all provisions relating to assignment of this Agreement remain in full force and effect. The election by Planet Beach not to exercise Planet Beach's option as to any offer shall not affect Planet Beach's right of first refusal as to any subsequent offer. Any sale or attempted sale without first giving Planet Beach the right of first refusal shall be void and of no force or effect.

23.6. Transfer to a Corporation or Limited Liability Company. If you are an individual or partnership, you have the right to assign your rights under this Agreement to a corporation or limited liability company. Such transfer shall not be subject to the conditions set forth in Section
23.3 of this Agreement, above, provided that the corporation or limited liability company complies with the following requirements:

23.6.1.	The corporation or limited liability company must be newly organized and its activities confined to acting exclusively as a Planet Beach Tanning Spa franchisee;

23.6.2.	You are, and at all times remain, the owner of 51% of the outstanding shares of the corporation or a controlling interest in the limited liability company;

23.6.3.	The corporation or limited liability company agrees in writing to assume all of your obligations hereunder;

23.6.4.
All shareholders of the corporation, or all members and managers of the limited liability company, must sign Planet Beach's Guaranty Agreement, personally agreeing to be bound by the terms of this Agreement, and guaranteeing performance of all of the franchisee’s obligations under this Agreement;

23.6.5.
Each stock certificate must be conspicuously endorsed upon its face with a statement in form satisfactory to Planet Beach that it is held subject to, and that further assignment or transfer is subject to, all restrictions imposed upon assignment by the Planet Beach Franchising Corporation Franchise Agreement. In addition, a corporate franchisee’s shareholders’ agreement, if any, or a limited liability company’s operating agreement, as applicable, must restrict transfer of interests to third parties;

23.6.6.
The articles of incorporation and bylaws of the corporation, or the operating agreement or other governing document of the limited liability company, shall reflect this Agreement and all other agreements Planet Beach specifies, and the transferee must submit to Planet Beach such documents relating to the corporation or limited liability company as Planet Beach may require; and

23.6.7.	The corporation or limited liability company, as applicable, must adhere to the requirements set forth in this Agreement relating to management of the Spa.

24. TERMINATION

24.1. Automatic Termination. This Agreement will automatically terminate, without notice and without an opportunity to cure, if:

24.1.1.
You make an assignment for the benefit of creditors, file a voluntary petition in bankruptcy, are adjudicated a bankrupt or insolvent, file or acquiesce in the filing of a petition seeking reorganization or arrangement under any federal or state bankruptcy or insolvency law, or consent to or acquiesce in the appointment of a trustee or receiver for you or for the Spa; or

24.1.2.	You purport to sell, transfer or assign your rights under this Agreement.

24.2. Termination With Notice and Without Opportunity to Cure. Planet Beach has the right to terminate this Agreement, which termination shall become effective upon delivery of notice of termination, without providing you an opportunity to cure, if:

24.2.1.
Proceedings are commenced to have you adjudicated as bankrupt or to seek your reorganization under any state or federal bankruptcy or insolvency law, and such proceedings are not dismissed within 60 days, or a trustee or receiver is appointed for you or for the Spa without your consent, and the appointment is not vacated within 60 days;

24.2.2.
A levy or writ of attachment or execution or any other lien is placed against you or any of your principals, as applicable, or any of your assets or your principal’s assets which is not released or bonded against within 30 days;

24.2.3.	If in the sole and absolute discretion of Planet Beach, you fail to successfully complete all required Planet Beach training programs at least 60 days following the opening of your Spa;

24.2.4.	You or any of your principals are insolvent.

24.2.5.	You or any of your principals are convicted of or plead no contest to a felony or criminal misconduct relevant to the performance of your duties under this Agreement;

24.2.6.
You have misrepresented any material information to Planet Beach given in connection with this Agreement including, but not limited to information in your franchise application, or you falsify any material information provided to Planet Beach;

24.2.7.
You or your principals commit any fraud or engage in any illegal conduct in connection with the Spa; or intentionally underreport or misstate any information you are required to report to Planet Beach;

24.2.8.	You misuse any of the Proprietary Marks, Copyrights or Confidential Information and fail to immediately cease or correct such use after receiving written or oral notification from Planet Beach;

24.2.9.
You fail to find a site for your Spa and submit it to Planet Beach for approval within 60 days of the execution of this Agreement, and you fail to request in writing, and Planet Beach does not elect to grant you, an extension of this Site Selection Period;

24.2.10.	If your fail to open your Spa within 275 days of Planet Beach's execution of this Agreement;

24.2.11.	You abandon your Spa (for purposes of this provision, the term “abandon” shall mean your failure to operate the Spa for 3 or more consecutive days);

24.2.12.
If you fail to cure any default of your lease or sublease for your Spa's location within the relevant cure period, if any, or to remedy any default under any note, lease, or sublease for the Spa's location, or for the equipment or inventory therein, or lose the right to possession of the Spa's location, provided however, that if any such loss of possession results through no fault of your own, and the premises are damaged or destroyed by fire, flood or other natural disaster such that they cannot, in Planet Beach's sole judgment, reasonably be restored, or you are not permitted under the lease or sublease to restore, then this Agreement shall not be terminated for that reason for a period of 60 days thereafter, provided that Planet Beach has approved (i) a site within that time to which you will relocate for the remainder of the term of this Agreement; and (ii) your schedule for reopening the Spa, which approval shall not be unreasonably withheld;

24.2.13.
You purport to transfer any rights or obligations arising under this Agreement to any third party without Planet Beach's prior written consent, including the sale of the assets to a non-Planet Beach franchisee;

24.2.14.	You violate the confidentiality/non-disclosure obligations of this Agreement;

24.2.15.	If the provisions contained in this Agreement for transfer by you upon death, disability or incompetence are not strictly followed;

24.2.16.	You violate the covenant not to compete;

24.2.17.	You fail to obtain Planet Beach's approval or consent as required by this Agreement;

24.2.18.
You violate any of the provisions of this Agreement and/or any other agreement with Planet Beach on 2 or more occasions within any 12-month period (notwithstanding the cure of any individual violation) and you have failed, on each occasion, to cure your violations within the allotted cure period; or

24.2.19.	You violate the terms of the Construction Loan Agreement and/or any of its ancillary documents see Item 10.

24.3. Termination by Planet Beach After a Seven (7) Day Cure Period. Planet Beach has the right to terminate this Agreement, which notice will become effective upon delivery of notice of termination, after providing you a 7-day cure period, if you fail to pay any sums due Planet Beach and/or its affiliates.

24.4. Termination by Planet Beach After a Thirty (30) Day Cure Period. Planet Beach has the right to terminate this Agreement, after providing you a 30-day cure period, if you fail to comply with any other term of this Agreement.

1 Cross-Default. If you are the owner of more than 25% of another Planet Beach Tanning Spa franchise or corporate or limited liability company franchisee, then any breach of the franchise agreement for such additional franchise will constitute a breach of this Agreement, and be grounds for Planet Beach to terminate this Agreement.

2 YOUR OBLIGATIONS UPON TERMINATION

25.1.	Upon termination or expiration of this Agreement, you shall:

25.1.1.
Promptly pay to Planet Beach and/or its affiliates any sums due and owing, and to other persons or entities sums which may result in a claim of liability to Planet Beach. You must also promptly pay Planet Beach the royalty fees otherwise due for the remaining term of this Agreement discounted to present value using an interest rate of 8%. This paragraph shall not apply in the event the termination is due to your bankruptcy;

25.1.2.	Immediately cease using the Proprietary Marks, Copyrights and Confidential Information and refrain from referencing any past association with Planet Beach;

25.1.3.	Immediately discontinue all marketing under the name "Planet Beach Tanning Spa," or any similar name;

25.1.4.
Promptly cancel or transfer to Planet Beach, its affiliates or Planet Beach's designee any and all registrations and/or telephone listings under the name "Planet Beach Tanning Spa", or any similar designation and execute such instruments and take such steps as Planet Beach may require to accomplish the transfer or cancellation of any such registration or listing. You hereby grant to Planet Beach power of attorney to cancel any fictitious name registration under the name referenced above, or any similar name;

25.1.5.
If directed by Planet Beach, promptly make such changes and modifications in your business methods, Spa facility, and otherwise as Planet Beach directs so as to effectively distinguish your Spa from any appearance as a Planet Beach Tanning Spa;

25.1.6.	Promptly destroy or surrender to Planet Beach all signs, stationery, letterhead, forms and other printed materials containing any of the Proprietary Marks or any other similar name or mark;

25.1.7.
Promptly return to Planet Beach the Operations Manual and other materials provided by Planet Beach or containing Confidential Information or Trade Secrets, or other information which relates to the System or the operation of the Spa, including but not limited to computer files, customer data, programs and other materials provided to you by Planet Beach;

25.1.8.	Maintain all books, records and reports Planet Beach requires for a period of not less than 1 year, and permit Planet Beach to inspect such documents;

25.1.9.	Deliver to Planet Beach a complete list of all persons employed by you during the 3 years immediately preceding termination, together with all employment files for each person on the list;

25.1.10.	Provide Planet Beach, within 30 days after the effective date of termination or expiration, evidence satisfactory to Planet Beach of your compliance with the foregoing obligations; and

25.1.11.	Comply with all provisions of this Agreement that by their nature survive the termination or expiration of this Agreement.

25.2. Security Interest in Personal Property. Planet Beach shall have a security interest in any equipment, supplies and other personal property on the site, if Planet Beach has not received all funds due and owing from you and if Planet Beach is entitled by law to possession and a lien against such property.

25.3. Option to Purchase Personal Property. Planet Beach, its affiliate or its assignee also has the option, but is not obligated, to purchase any personal property used in connection with operation of your Spa by providing you written notice of its election within 30 days after termination or expiration of this Agreement and paying you the book value for such personal property within 30 days of such notice. For purposes of this paragraph, “book value” means the amount you actually paid for the personal property less depreciation (calculated by using the straight-line depreciation method on a 10 year depreciation schedule irrespective of the depreciation method or schedule you use for accounting purposes). Notwithstanding the foregoing, to the extent that Planet Beach exercises its right to purchase any personal property that is subject to a lease or finance agreement, the purchase price of such personal property shall equal the amount of your remaining obligations under the lease or finance agreement, as applicable. In the event that the amounts due are in excess of book value, then the purchase price shall be equal to the lesser of the amount due under the lease or finance agreement or book value. Planet Beach shall be entitled to offset the purchase price by the amount of money owed by you to Planet Beach for any payments necessary to acquire clear title to property or for any other debt. If Planet Beach exercises its option to purchase, pending the closing of such purchase, Planet Beach has the right to appoint a manager to maintain operation of the Spa, or Planet Beach may require that you close the Spa during such period without removing any assets. You are required to maintain in force all insurance policies required under this Agreement until the date of such closing.

26. CHOICE OF LAW; DISPUTE RESOLUTION

26.1. Governing Law. This Agreement shall be deemed to have been made in the State of Louisiana and shall be construed according to the laws of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or revisions thereto.

26.2. Internal Dispute Resolution. You must first bring any claim or dispute between you and Planet Beach to Planet Beach's Director of Franchise Relations. If your territory has an Area Representative, you must first bring any such claim or dispute to the Area Representative prior to bringing it before the Director of Franchise Relations. If Planet Beach's Director of Franchise Relations is unable to resolve the dispute, the dispute shall be referred to Planet Beach's Ombudsman. You must exhaust these internal dispute resolution procedures before you may bring your dispute before a third-party.

26.3. Mediation. At Planet Beach's option, all claims or disputes between you and Planet Beach or its affiliates arising out of, or in any way relating to, this Agreement, or any of the parties' respective rights and obligations arising out of this agreement, shall be submitted first to mediation, in Jefferson Parish, Louisiana under the auspices of the National Franchise Mediation Program ("NFMP"), in accordance with the NFMP's Commercial Mediation Rules then in effect. Before commencing any legal action against Planet Beach or its affiliates with respect to any such claim or dispute, you must submit a notice to Planet Beach, which specifies, in detail, the precise nature and grounds of such claim or dispute. Planet Beach will have a period of 30 days following receipt of such notice within which to notify you as to whether Planet Beach or its affiliates elects to exercise its option to submit such claim or dispute to mediation. You may not commence any action against Planet Beach or its affiliates with respect to any such claim or dispute in any court unless Planet Beach fails to exercise its option to submit such claim or dispute to mediation, or such mediation proceedings have been terminated either: (i) as the result of a written declaration of the mediator(s) that further mediation efforts are not worthwhile; or (ii) as a result of a written declaration by Planet Beach. The parties shall each bear their own costs of mediation and shall share equally the filing fee imposed by NFMP and the mediator’s fees. Planet Beach’s rights to mediation, as set forth herein, may be specifically enforced by Planet Beach.

26.4. Arbitration. All disputes and claims relating to this Agreement or any other agreement entered into between the parties, the rights and obligations of the parties, or any other claims or causes of action relating to the making, interpretation, or performance of either party under this Agreement, shall be settled by arbitration in Jefferson Parish, Louisiana in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any arbitration proceeding, or any claim in arbitration (including any defense and any claim of setoff or recoupment), must be brought or asserted before the expiration of the earlier of (1) the time period for bringing an action under any applicable state or federal statute of limitation; (2) 1 year after the date upon which a party discovered or should have discovered, the facts giving rise to an alleged claim; or (3) 2 years after the first act or omission giving rise to an alleged claim. Claims of Planet Beach attributable to the underreporting of sales and claims of the parties for indemnification shall be subject only to the applicable state or federal statute of limitation.

The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed by the Federal Arbitration Act, as amended. The following shall supplement and, in the event of a conflict, shall govern any arbitration: If the claim is for less than $35,000 than the matter shall be heard before a single arbitrator. If the claim, or a counterclaim, is for $35,000 or more, the matter may be heard before a panel of three (3) arbitrators if both parties agree and each party shall appoint its own arbitrator, and the appointed arbitrators shall appoint a “neutral” arbitrator from the AAA’s list of arbitrators. If the parties do not agree the matter shall be heard before a single arbitrator. Arbitrability will be decided by the arbitrator. Neither party shall pursue class claims and/or consolidate the arbitration with any other proceeding to which the franchisor is a party. Each party must bear its own costs of arbitration including the fee for their respective arbitrator; provided, however, that the neutral or the single arbitrator's fee shall be shared equally by Planet Beach and you.

The arbitrator's award shall include all fees, costs and attorneys' fees for the prevailing party. The arbitrators shall have no authority to amend or modify the terms of the Agreement. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration, except to the extent such issue may have been determined in another proceeding between the parties. Judgment upon the award of the arbitrator shall be submitted for confirmation to the United States District for the Eastern District of Louisiana and, if confirmed, may be subsequently entered in any court having competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement.

26.5. Third Party Beneficiaries. Planet Beach’s officers, directors, shareholders, agents, employees and/or affiliates are express third party beneficiaries of this Agreement and the mediation and arbitration provisions contained herein, each having authority to specifically enforce the right to mediate and arbitrate claims asserted against such person(s) by you.

26.6. Injunctive Relief. Nothing contained in this Agreement herein shall prevent the parties from applying to or obtaining from any court having jurisdiction, without bond, a writ of attachment, temporary injunction, preliminary injunction and/or other emergency relief available to safeguard and protect the parties’ interest prior to the filing of any arbitration proceeding or pending the trial or handing down of a decision or award pursuant to any arbitration proceeding conducted hereunder.

26.7. Jurisdiction and Venue. With respect to any proceeding not subject to arbitration, the parties agree that any action at law or in equity instituted against either party to this Agreement shall be commenced only in the 24th Judicial District Court for the Parish of Jefferson, Louisiana or the United States District Court for the Eastern District of Louisiana at Planet Beach’s discretion.

26.8. Jury Trial Waiver. With respect to any proceeding not subject to arbitration, the parties hereby agree to waive trial by jury in any action, proceeding or counterclaim, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach of the franchise and/or any goods or services.

26.9. Waiver of Punitive Damages. You waive to the fullest extent permitted by law, any right to or claim for any punitive, exemplary, incidental, indirect, special or consequential damages (including, without limitation, lost profits) which you the parties may have against Planet Beach, its affiliates, successors or assigns, arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agree that in the event of a dispute, recovery shall be limited to actual damages. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in full force and effect, including, without limitation, the waiver of any right to claim any consequential damages.

26.10. Class Action Waiver. You hereby agree to waive any class action proceeding or counterclaim against Planet Beach, its affiliates, successors or assigns, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach, its affiliates, successors or assigns of the franchise and/or any goods or services.

26.11. Attorneys’ Fees. If either party institutes any judicial or arbitration proceeding to enforce any monetary or non-monetary obligations or interpret the terms of this Agreement and Planet Beach prevails in the action or proceeding, you shall be liable to Planet Beach for all costs, including reasonable attorneys’ fees, incurred in connection with such proceeding.

1 Nonwaiver. Planet Beach’s failure to insist upon strict compliance with any provision of this Agreement shall not be a waiver of Planet Beach's right to do so, any law, custom, usage or rule to the contrary notwithstanding. Delay or omission by Planet Beach respecting any breach or default shall not affect Planet Beach's rights respecting any subsequent breaches or defaults. All rights and remedies granted in this Agreement shall be cumulative. Planet Beach's election to exercise any remedy available by law or contract shall not be deemed a waiver or preclude exercise of any other remedy.

2 CONSTRUCTION

27.1. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the franchisee's franchise; no promises, inducements or representations not contained in this Agreement have been made, nor shall any be of any force or effect, or binding on the parties. Modifications of this Agreement must be in writing and signed by both parties. Planet Beach reserves the right to change Planet Beach's policies, procedures, standards, specifications or manuals at Planet Beach's discretion.

27.2. Survival. Any provisions of this Agreement which may be reasonably interpreted to impose any obligation after termination or expiration hereof shall survive such termination or expiration and be binding upon the parties.

27.3. Severability. The parties agree that if any provisions of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other which would render it valid and enforceable, such provision shall have the meaning, which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to fair meaning and not strictly construed against either party. The provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable. If any material provision of this Agreement shall be stricken or declared invalid, the parties agree to negotiate mutually acceptable substitute provisions. In the event that the parties are unable to agree upon such provisions, Planet Beach reserves the right to terminate this Agreement.

27.4. Construction. The terms "franchisee" and "you" shall be construed to refer to the male or female gender in all cases where the franchisee is an individual, masculine or feminine modifiers and pronouns notwithstanding. The term "Franchisee" and "you" include all persons or entities identified as “franchisee” in the Data Sheet. The term “principals” shall include your general and limited partners, if you are a partnership, your officers, directors and shareholders, if you are a corporation, and your members and managers, if you are a limited liability company. The paragraph captions are inserted only for convenience and reference, and are not intended to define, limit or describe the scope, intent or language of this Agreement or any provisions hereof.

27.5. Binding Agreement. This Agreement shall be binding upon the parties and their heirs, executors, personal representatives, successors and assigns. All franchisee signatories to this Agreement and all partners of a partnership franchisee, all officers, directors and shareholders of a corporate franchisee, and all members and managers of a limited liability company franchisee, shall be jointly and severally liable for the performance of all terms, covenants and conditions hereof.

28. PERSONAL GUARANTY OF SHAREHOLDERS, PARTNERS, MEMBERS AND MANAGERS

You acknowledge that all partners in a limited partnership, shareholders in a corporate franchisee, or members and managers in a limited liability company franchisee are obligated to execute a Guaranty Agreement in which each agrees to personally abide by all of the terms and conditions of this Agreement, and guarantees to Planet Beach your performance of this Agreement and your financial obligations. Unless all such partners, shareholders, or members and managers execute such Guaranty Agreement concurrently herewith, this Agreement shall, at Planet Beach's option, become null and void and confer no rights upon you nor any partner, shareholder, member or manager. All guarantors shall be jointly and severally liable for the performance of all of the terms, covenants and conditions hereof. If you are an individual(s), or subsequent to execution hereof, you assign this Agreement to an individual(s), such individual's spouse hereby personally and unconditionally guarantees without notice, demand or presentment the payment of all of your monetary obligations under this Agreement as if each were an original party to this Agreement in his or her individual capacity. All such spouses further agree to be bound by the restrictions upon your activities upon transfer, termination or expiration of this Agreement as if each were an original party to this Agreement in his or her individual capacity. All such spouses shall execute the Guaranty Agreement in the form attached as Exhibit C to this Agreement.

29. REPRESENTATIONS AND ACKNOWLEDGMENTS

29.1. No Warranties. Planet Beach makes no warranties, express or implied, nor any representation whatsoever other than as expressly set forth herein.

29.2. No Authority. NO SALESPERSON, REPRESENTATIVE OR OTHER PERSON HAS THE AUTHORITY TO BIND OR OBLIGATE PLANET BEACH EXCEPT AN AUTHORIZED OFFICER OF PLANET BEACH BY WRITTEN DOCUMENT. YOU ACKNOWLEDGE THAT NO REPRESENTATIONS, PROMISES, INDUCEMENTS, GUARANTEES OR WARRANTIES OF ANY KIND WERE MADE BY OR ON BEHALF OF PLANET BEACH, WHICH HAVE CAUSED YOU TO ENTER INTO THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER YOU SUCCEED AS A FRANCHISEE IS DEPENDENT UPON YOUR EFFORTS, BUSINESS JUDGMENTS, THE PERFORMANCE OF YOUR EMPLOYEES, MARKET CONDITIONS AND VARIABLE FACTORS BEYOND THE CONTROL OR INFLUENCE OF PLANET BEACH. YOU FURTHER UNDERSTAND THAT SOME FRANCHISEES ARE MORE, OR LESS, SUCCESSFUL THAN OTHER FRANCHISEES AND THAT PLANET BEACH HAS MADE NO REPRESENTATIONS THAT YOU WILL DO AS WELL AS ANY OTHER FRANCHISEE.

29.3. Receipt. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF PLANET BEACH’S FRANCHISE OFFERING CIRCULAR, FINANCIAL STATEMENTS AND CONTRACTS FOR THE PLANET BEACH TANNING SPA FRANCHISE AT LEAST 10 BUSINESS DAYS PRIOR TO EXECUTION OF THIS AGREEMENT OR PAYMENT OF ANY MONIES FOR THE FRANCHISE. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THIS AGREEMENT, WITH ALL BLANKS COMPLETED AND WITH ANY AMENDMENTS AND EXHIBITS, AT LEAST 5 BUSINESS DAYS PRIOR TO EXECUTION OF THIS AGREEMENT.

29.4. Your Business Efforts. YOU, AS AN INDEPENDENT BUSINESS PERSON OR ENTITY, RECOGNIZE THAT THERE ARE ECONOMIC HAZARDS IN CONNECTION WITH THE OPERATION OF ANY BUSINESS, INCLUDING THE TYPE CONTEMPLATED BY YOU PURSUANT TO THIS AGREEMENT. YOU ACKNOWLEDGE THAT PLANET BEACH DOES NOT GUARANTEE YOUR SUCCESS, FINANCIAL OR OTHERWISE, EVEN THOUGH YOU MAY FOLLOW OR RELY ON PLANET BEACH'S ADVICE, RECOMMENDATIONS, PROGRAMS, POLICIES AND PROCEDURES. YOU ACKNOWLEDGE THAT YOU HAVE MADE AN INDEPENDENT INVESTIGATION OF THE FRANCHISED BUSINESS AND THAT NO REPRESENTATION HAS BEEN MADE BY PLANET BEACH REGARDING THE POTENTIAL OR FUTURE PROFITABILITY OF THE FRANCHISED BUSINESS, NOR OF THE FUTURE NUMBER OF PLANET BEACH TANNING SPAS AND ANY BENEFITS FLOWING THEREFROM. YOU UNDERSTAND THAT ANY INCOME OR PROFITS YOU MAY REALIZE WILL BE PRIMARILY THE RESULT OF YOUR EFFORTS AND LABORS, AND NOT THOSE OF PLANET BEACH OR THIRD PARTIES. THIS FRANCHISE IS NOT A SECURITY AND YOU AGREE NOT TO RELY ON PLANET BEACH OR ANY THIRD PARTY TO PRODUCE INCOME FOR YOU PURSUANT TO THIS AGREEMENT.

29.5. Opportunity to Review by Your Advisors. YOU ACKNOWLEDGE THAT PLANET BEACH HAS RECOMMENDED, AND THAT YOU HAVE HAD THE OPPORTUNITY TO OBTAIN, REVIEW OF THIS AGREEMENT AND PLANET BEACH'S UNIFORM FRANCHISE OFFERING CIRCULAR BY YOUR LAWYER, ACCOUNTANT OR OTHER BUSINESS ADVISOR PRIOR TO EXECUTION HEREOF.

29.6. Execution Of Agreement. EACH OF THE UNDERSIGNED PARTIES WARRANTS THAT IT HAS THE FULL AUTHORITY TO SIGN AND EXECUTE THIS AGREEMENT. IF YOU ARE A PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY, THE PERSON EXECUTING THIS AGREEMENT ON BEHALF OF SUCH PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY WARRANTS TO PLANET BEACH, BOTH INDIVIDUALLY AND IN HIS CAPACITY AS PARTNER, OFFICER, MEMBER OR MANAGER, AS APPLICABLE, THAT ALL OF THE PARTNERS OF THE PARTNERSHIP, ALL OF THE SHAREHOLDERS OF THE CORPORATION, OR ALL OF THE MEMBERS AND MANAGERS OF THE LIMITED LIABILITY COMPANY, AS APPLICABLE, HAVE READ AND APPROVED THIS AGREEMENT, INCLUDING ANY RESTRICTIONS WHICH THIS AGREEMENT PLACES UPON RIGHTS TO TRANSFER THEIR INTEREST IN THE PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY.

29.7. Execution in Duplicate. THIS AGREEMENT MAY BE EXECUTED IN DUPLICATE, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL.

The parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first above written.

PLANET BEACH FRANCHISING CORPORATION

By:

This Agreement is not fully executed until signed by the CEO or COO of Planet Beach Franchising Corporation:

FRANCHISEE

Witness

Witness

EXHIBIT A
TO PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

SCHEDULE OF AUTHORIZED AND APPROVED PRODUCTS AND SERVICES

For purposes of the Franchise Agreement, the following products and services are currently “Authorized and Approved Products and Services” as described in Section 11.8.

PBFC: for Swedish Beauty and Australian Gold products and private label products. Total Image: for Spa components such as modular wall systems, including doors and hardware, various retail fixtures and displays, shelving units for tanning rooms and restrooms, interior and exterior signage and fabric ceiling waves.

StoreFloors: for all Spa flooring including vinyl base, adhesives and transition materials. Meletio: for all Spa light fixtures. Office Concepts: for all Spa furniture. Linear Architecture: for all Spa Site Surveys as well as all Spa Mechanical, Electrical and

Plumbing (MEP) Architectural Drawings. General Contractors are approved by PBFC on a per store basis. ETS: tanning equipment.

PLANET BEACH FRANCHISING CORPORATION

By:

FRANCHISEE

Witness

Witness

EXHIBIT B
TO PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

APPROVED LOCATION AND TERRITORY ADDENDUM

The undersigned franchisee has the right to establish one Planet Beach Tanning Spa at the following Approved Location (as defined in Section 2.1 of the Franchise Agreement):

Franchisee’s Territory (as defined in Section 3 of the Franchise Agreement) shall encompass the following area: ______________________30,000 population around surrounding Spa.

PLANET BEACH FRANCHISING CORPORATION

By:
FRANCHISEE
Witness Witness

EXHIBIT C
TO PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

GUARANTY AGREEMENT

(referred to as “Franchisee”) for the operation by Franchisee of a Planet Beach Tanning Spa; and

WHEREAS, the undersigned guarantor desires to guarantee the obligations of Franchisee to Planet Beach Franchising Corporation;

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

The undersigned, as a person with an interest in a Planet Beach Tanning Spa franchise, agrees to personally and unconditionally guarantee the obligations of Franchisee to Planet Beach Tanning Spa and shall personally be subject to and bound by all terms, conditions, restrictions and prohibitions contained in the Planet Beach Franchising Corporation's Single Unit Franchise Agreement including, without limitation, the confidentiality provisions, covenants, and indemnification provisions contained in Sections 14, 20 and 21.4, respectively. Further, the undersigned agrees to personally act as surety for the full and faithful performance of all of the financial obligations, commitments and payments required of the Franchisee in any such subject Franchise Agreement. The undersigned agrees that Planet Beach Franchising Corporation does not have to pursue any remedies it may have against the Franchisee or any other individual guarantor; but, rather, it may proceed directly and primarily against the undersigned with or without joining the Franchisee or other guarantors as principals or as named parties in any such proceeding. The undersigned is jointly and severally liable for such obligations, commitments and payments required of the Franchisee.

ACKNOWLEDGMENT BY GUARANTOR

WHEREAS, a Guaranty Agreement dated ____ ______, is being entered into between Planet Beach Franchising Corporation and ____________ (“Guarantor”), whereunder Guarantor has guaranteed the obligations of a corporate, limited partnership or limited liability company franchisee to Planet Beach Franchising Corporation, or is the spouse of an individual franchisee of Planet Beach Franchising Corporation, and

WHEREAS, Planet Beach Franchising Corporation and Guarantor desire to clarify the relationship between them.

NOW, THEREFORE, Guarantor acknowledges that Guarantor has conducted an independent investigation of the Planet Beach Franchising Corporation franchise program and recognizes that the business venture contemplated by the franchisee involves business risk and success will be largely dependent upon the ability of the franchisee, Guarantor and other persons with an interest in the franchise as independent business persons. Planet Beach Franchising Corporation expressly disclaims the making of, and Guarantor acknowledges not receiving, any guaranty or warranty, express or implied, nor any representation as to the potential volume, profits or success of the business venture contemplated by the Franchise Agreement. Guarantor further represents that Guarantor is not a party to any agreement which might interfere with the performance required of persons with an interest in the franchise under the Planet Beach Franchising Corporation's Single Unit Franchise Agreement, and that entering into such agreement shall not in any way interfere with or constitute a breach of any prior existing contract to which Guarantor is a party.

EXHIBIT D
TO PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

RIDER TO LEASE

THIS RIDER TO LEASE made this ____ day of ___________________20___, by and between __________________________________________________________, with principle offices at____________________________________________________ (hereinafter “Landlord”): and _______________________________________________, with principle offices at ____________________________________________________ (hereinafter “Tenant”); and Planet Beach Franchising Corporation, a Louisiana Corporation, with its principal address at 5161 Taravella Road, Marrero, Louisiana 70072 (hereinafter “Franchisor”).

This Rider supplements and forms a part of that certain lease between Landlord and Tenant, dated ______________________________, 20____, (the “Lease”) for leased premises located at ________________________________________________________ (the “Premises”). This Rider is entered into in connection with Franchisor’s grant of a franchise to Tenant to operate a franchised business at the Premises. It is intended to provide Franchisor the opportunity to preserve the Premises as a tanning Spa operated under Franchisor’s brand in the event of any termination of the lease or any franchise agreement between Franchisor and Tenant, and to assure Landlord that, if Franchisor exercises the option to assume the Lease as provided in this Rider to Lease, any defaults of Tenant under the Lease will be cured by Franchisor before it takes possession of the Premises. Landlord agrees that Franchisor will have the right, but not the obligation, to assume the Lease of the Premises attached hereto as Exhibit A, on the terms, covenants and conditions hereinafter set forth.

I. DEFAULT BY TENANT UNDER THE LEASE

1.0 Landlord will send Franchisor copies of all notices of default it gives to Tenant at the same time it gives such notices to Tenant. If Tenant fails to cure any default within the period specified in the Lease, Landlord will promptly give written notice to Franchisor, specifying the default Tenant has failed to cure. Franchisor will have the right and option to assume the Lease by giving written notice to Landlord and Tenant within thirty (30) days after the date of receipt of Landlord’s notice that Tenant has failed to cure a default under the Lease.

1.1 Landlord will deliver possession of the Premises to Franchisor promptly after Landlord receives Franchisor’s written notice exercising its option to assume the Lease. Franchisor, upon taking possession of the Premises, will cure the defaults specified by Landlord and will execute and deliver to Landlord an assumption of the Tenant’s rights and obligations under the Lease.

1.2 Franchisor will not be required to cure defaults and/or begin paying rent until Landlord delivers possession of the Premises to Franchisor. If it becomes necessary for Landlord to pursue legal action in order to evict Tenant and deliver possession of the Premises to Franchisor, Franchisor will, upon written request by Landlord, pay into an escrow account with Landlord’s attorney, such amounts as are necessary to cure Tenant’s defaults. If Landlord is unable to deliver possession of the Premises to Franchisor within nine (9) months after the date of Franchisor’s exercise of its option to assume the Lease, Franchisor will have the right, at any time until Landlord delivers possession of the Premises, to rescind the option exercise, by written notice to Landlord, whereupon all amounts in escrow shall be returned to Franchisor.

II. TENANT’S FAILURE TO EXTEND TO LEASE TERM.

2.0 If the Lease contains the term renewal or extension right(s) and if Tenant allows the term to expire without exercising said right(s), Landlord will give Franchisor written notice thereof, and Franchisor will have the right and option to exercise the Tenant’s renewal or extension right(s) on the same terms and conditions as are contained in the Lease by giving written notice to Landlord within thirty (30) days of receipt of Landlord’s notice. If Franchisor exercises such right(s) Landlord and Franchisor will promptly execute a lease assumption agreement that will provide for Franchisor’s assumption of the Lease effective at the commencement of the extension or renewal term.

III. TERMINATION OF A FRANCHISE AGREEMENT.

3.0 Franchisor will have the right and option to assume the Lease if any franchise agreement between Franchisor and Tenant is terminated for any reason during the term of the Lease. If any franchise agreement between Franchisor and Tenant is terminated and Franchisor desires to assume the Lease it may give written notice to Landlord requesting that Landlord specify any existing defaults by Tenant under the Lease. Within fifteen (15) days after receipt of such notice, Landlord will give Franchisor written notice specifying any existing defaults by Tenant under the Lease.

3.1 If any franchise agreement between Franchisor and Tenant is terminated, Tenant shall, within ten (10) days after written demand by Franchisor, assign all of its right, title and interest in the Lease to Franchisor. If Tenant fails to do so, Tenant hereby designates Franchisor as its agent to execute any and all documents, agreements and to take all action that may be necessary or desirable to effectuate the assignment of the Lease and the relinquishment of any and all of Tenant’s right there under. Landlord consents to such assignment, subject to Franchisor executing as assumption of the Lease in form reasonably satisfactory to Landlord and curing all defaults of Tenant under the Lease before taking possession of the Premises. Tenant further agrees to promptly and peaceably vacate the Premises and to remove its personal property at the written request of Franchisor. Any property not so removed by Tenant within ten (10) days following receipt of such written request shall be deemed abandoned by Tenant.

3.2 Tenant agrees that termination of any franchise agreement for the Premises shall, at the option of Landlord, be a default under the Lease.

IV. ADDITIONAL PROVISIONS

4.0 Tenant shall remain liable to Landlord for all of its obligation under the Lease, notwithstanding any assignment of the Lease to Franchisor. Franchisor shall be entitled to recover from Tenant all amounts it pays to Landlord to cure Tenant’s defaults under the Lease, including interest and reasonable collection costs.

4.1 Prior to taking possession of the Premises pursuant to its rights under this Rider to Lease, Franchisor will cure the defaults specified by Landlord and execute and deliver to Landlord an assumption of the Tenants right and obligation under the Lease. Franchisor corporation will pay, perform and be bound by all of the duties and obligations of the Lease applicable to Tenant, except that Franchisor may elect not to assume or be bound by the terms of any amendment to the Lease executed by Tenant without obtaining Franchisor’s prior written approval, which shall not be unreasonably withheld.

4.2 After Franchisor assumes Tenant’s interest in the Lease, Franchisor will not be subject to any provision of the Lease that requires the Tenant to continuously operate a business in the Premises during any period that the business in the Premises is closed for remolding or while the Franchisor is seeking to obtain and train a new franchisee to operate a franchised business in the Premises.

4.3 After Franchisor assumes Tenant’s interests in the Lease, Franchisor may, without Landlord’s consent, sublet the Premises to a franchisee of Franchisor provided the Franchisor remains primarily liable under the Lease.

4.4 After Franchisor assumes Tenant’s interest in the Lease, Franchisor may, assign this Lease so long as Franchisor remains liable for the payment of rent and the performance of Tenant’s duties and obligations under the Lease. Franchisor may also, with the prior written consent of Landlord, assign without recourse its rights under the Lease. Landlord shall not unreasonably withhold its consent to an assignment to a franchisee of Franchisor who meets Franchisor’s financial qualification requirements. Upon receipt by Landlord of an assumption agreement in form reasonably satisfactory to Landlord pursuant to which such franchisee agrees to assume the Lease and to observe the terms, conditions and agreements on the part of Tenant to be performed under the Lease, Franchisor shall be released from all liability as tenant under the Lease accruing after the date of the effective date of the assignment.

4.5 If the Lease or Franchise Agreement for the Premises is terminated and Franchisor does not exercise its option to assume the Lease, Tenant agrees, upon written demand by Franchisor, to promptly remove signs, décor and other items which Franchisor reasonably requests be removed as being distinctive and indicative of Franchisor’s trademarks and trade dress. Franchisor may enter upon the Premises without being guilty of trespass or tort to effect such de-identification if Tenant fails to do so within ten (10) days after receipt of written demand from Franchisor. Tenant shall pay Franchisor for its reasonable cost and expenses in effecting de-identification. Franchisor shall defend, indemnify and hold Landlord harmless from and against any claims arising from Franchisor’s de-identification of the Premises.

4.6 BY EXECUTING THIS RIDER TO THE LEASE, FRANCHISOR DOES NOT HEREBY ASSUME ANY LIABILITY WITH RESPECT TO THE PREMISES OR ANY OBLIGATION AS TENANT UNDER THE LEASE, UNLESS AND UNTIL FRANCHISOR EXPRESSLY ASSUMES SUCH LIABILITY AND/OR OBLIGATION, AS HEREINABOVE DESCRIBED.

4.7 All notices hereunder shall be delivered by certified mail to the addresses described in the Lease or to such other address as any party hereto may, by written notice instruct that notices be given. In the case of Franchisor, notices should be sent to: Director of Real Estate, 5161 Taravella Road, Marrero, Louisiana, 70072, until further notice.

THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS LEASE OPTION RIDER TO BE EXECUTED AS OF THE DATE FIRST ABOVE WRITTEN.

By:

EXHIBIT E TO PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
(for trained employees, shareholders, officers, directors, general partners, members and managers of Franchisee)

In consideration of my being a ________________________ of _______________________________ (the “Franchisee”), and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I hereby acknowledge and agree that:

1. _________________________, doing business as ____________________ (the “Franchisee”), has acquired the right and franchise from Planet Beach Franchising Corporation (the “Company”) to establish and operate a Planet Beach Tanning Spa (the “Spa” or “Franchised Business”) and the right to use in the operation of the Company’s trade names, service marks, trademarks, logos, emblems, and indicia of origin (the “Proprietary Marks”) and the Company’s unique and distinctive format and system relating to the establishment and operation of Planet Beach Tanning Spas (the “System’), as they may be changed, improved and further developed from time to time in the Company’s sole discretion, only at the following authorized and approved location (the “Approved Location”):

2. The Company possesses certain proprietary and confidential information relating to the operation of the System, which includes certain proprietary methods, techniques, formats, specifications, systems, procedures, methods of business practices and management, sales and promotional techniques and knowledge of, and experience in, the operation of the Franchised Business (the “Confidential Information”).

3. Any and all information, knowledge, know-how, and techniques that the company specifically designates as confidential shall be deemed to be Confidential Information for purposes of this Agreement.

4. As _____________________ of the Franchisee, the Company and Franchisee will disclose the Confidential Information to me in furnishing to me the training program and subsequent ongoing training, the company’s Operations Manual (the “Manual”) and other general assistance during the term of this Agreement.

5. I will not acquire any interest in the Confidential Information, other than the right to utilize it in the operation of the Franchised Business during the term hereof, and the use of duplication of the Confidential Information for any use outside the System would constitute an unfair method of competition.

6. The confidential Information is proprietary, involves trade secrets of the Company, and is disclosed to me solely on the condition that I agree, that I shall hold in strict confidence all Confidential Information and all other Information designated by the Company as confidential. Unless the Company otherwise agrees in writing, I will disclose and/or use the Confidential Information only in connection with my duties as _______________________ of the Franchisee, and will continue not to disclose any such information even after I cease to be in that position and will not use any such information even after I cease to be in that position unless I can demonstrate that such information has become generally known or easily accessible other than by the breach of an obligation of Franchisee under the Franchise Agreement.

7. Except as otherwise approved in writing by the Company, I shall not, while in my position with the Franchise and for a continuous uninterrupted period commencing upon the cessation or termination of my position with Franchisee, regardless of the cause for termination, and continuing for 2 years thereafter, either directly or indirectly, for myself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation, own, maintain, operate, engage in, act as a consultant for, perform services for, or have any interest in any retail business selling any product or products which are the same as, or substantially similar to, any of the products or services offered by a Planet Beach Tanning Spa, except at a Planet Beach Tanning Spa, which is or is intended to be, located within:

7.1 the Franchisee's Territory as defined in the Franchise Agreement;

7.2 10 miles of Franchisee’s Territory; or

7.3 10 miles of any Planet Beach Tanning Spa operating under the System and the Proprietary Marks.

This restriction does not apply to my ownership of less than 5% beneficial interest in the outstanding securities of any publicly-held corporation.

1. I agree that each of the foregoing covenant shall be constructed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Agreement is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which the Company is a party, I expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty by law, as if the resulting covenant were separately stated in and made part of this Agreement.

2. I understand and acknowledge that the Company shall have the right, in its sole discretion to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without my consent, effective immediately upon receipt by me of written notice thereof; and I agree to comply forthwith with any covenant as so modified.

3. The Company is an intended beneficiary of this Agreement and may enforce it, solely and/or jointly with the Franchisee. I am aware that my violation of this Agreement will cause the Company and the Franchisee irreparable harm; therefore, I acknowledge and agree that the Franchisee and/or the Company may apply for the issuance of an injunction preventing me from violating this Agreement, and I agree to pay the Franchisee and the Company all the costs it/they incur(s), including, without limitation, legal fees and expenses, if this Agreement is enforced against me. Due to the importance of this Agreement to the Franchisee and the Company, any claim I have against the Franchisee or the Company is separate matter and does not entitle me to violate, or justify any violation of this Agreement.

11. This Agreement shall be constructed under the laws of the State of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or Planet Beach Franchising Corporation Single Unit Franchise Agreement 3/07 41 Franchisee’s Initials revisions thereto. The only way this Agreement can be changed is in writing signed by both the Franchisee and me.

Signature: __________________ Signature: _____________________ Name: __________________ Name: ______________________ Address: __________________ Address: ______________________ Title: __________________ Title: _______________________ Witness: _________________________ Witness: _______________________

ACKNOWLEDGED BY FRANCHISEE
By: ____________________________ Name: ____________________________ Title: ____________________________

By: ____________________________ Name: ____________________________ Title: ____________________________

EXHIBIT F
TO PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

CONDITIONAL ASSIGNMENT OF FRANCHISEE'S TELEPHONE NUMBERS

1. , doing business at _____________________________________ ("Assignor"), in exchange for valuable consideration provided by Planet Beach Franchising Corporation ("Assignee"), receipt of which is hereby acknowledged, hereby conditionally assigns to Assignee all telephone numbers and listings utilized by Assignor in the operation of its Spa at Assignor's above-referenced address. Those numbers are as follows:

2. The conditional agreement shall become effective automatically upon termination of Assignor's franchise. Upon the occurrence of that condition, Assignor shall do all things required by the telephone company to assure the effectiveness of the assignment of telephone numbers as if the Assignee had been originally issued such telephones, telephone numbers, telephone listings and the usage thereof.

3. Assignor agrees to pay the telephone company on or before the effective date of assignment all amounts owed for the use of the telephone number(s) including, without limitation, Yellow Pages advertising. Assignor further agrees to indemnify Assignee for any sums Assignee must pay the telephone company to effectuate this agreement, and agrees to fully cooperate with the telephone company and Assignee in effectuating this assignment.

ASSIGNOR:

Date:

Date:
ASSIGNEE: PLANET BEACH FRANCHISING CORPORATION

By: Date:

EXHIBIT G TO PLANET BEACH FRANCHISING CORPORATION SINGLE UNIT FRANCHISE AGREEMENT

STATEMENT OF PROSPECTIVE FRANCHISEE

(Note: Dates and answers must be completed in the Prospective Franchisee’s own handwriting.)

1. The date of my first face-to-face meeting with a Planet Beach Franchise Marketing Representative to discuss the possible purchase of a Franchise. _____________, 20__. Date Franchisee's Initials ______

2. The date on which I received a Uniform Franchise Offering Circular about the Planet Beach Tanning Spa Franchise. __________________,20__. Date Franchisee's Initials ______

3. The date when I received a fully completed copy (other than signatures) of the Franchise Agreement I later signed. __________________,20___. Date Franchisee's Initials ______

4. The earliest date on which I signed the Franchise Agreement or any other binding document (not including the Preliminary Deposit Agreement and the Receipt page). __________________, 20__. Date
Franchisee's Initials ______

5. The earliest date on which I delivered cash, check or other consideration to the Franchise Marketing Representative, broker, Planet Beach Franchising Corporation ("Franchisor") or any other person or company.

_________________, 20__. Date

Franchisee's Initials ______

Representations:

No promises, agreements, contracts, commitments, understandings, "side-deals", options, rights-of-first-refusal or otherwise have been made to or with me with respect to any matter (including but not limited to any representations or promises regarding advertising (television or otherwise), marketing, site location, operational assistance or otherwise) nor have I relied in any way on any such except as expressly set forth in the Franchise Agreement, written Option Agreement, or written addendum signed by me and the President of Franchisor except as follows:

____________________. (If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.)
Franchisee's Initials ______

No oral, written or visual claim or representation, promise, agreement, contract, commitment, understanding or otherwise which contradicted, expanded upon or was inconsistent with the Offering Circular or the Franchise Agreement was made to me by any person or entity, except as follows:_______________________________________________________________________

___________________________. (If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.)
Franchisee's Initials ______

No oral, written or visual claim or representation (including but not limited to charts, tables, spreadsheets or mathematical calculations) which stated or suggested any specific level or range of actual or potential sales, costs, income, expenses, profits, cash flow, tax effects or otherwise (or from which such items might be ascertained) was made to me by any person or entity, except as follows:_______________________________________________________________________

___________________________. (If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.)
Franchisee's Initials ______

No contingency, condition, prerequisite, prior requirement, proviso, reservation, impediment, stipulation, provision or otherwise exists with respect to any matter (including but not limited to obtaining financing, selection, purchase, lease or otherwise of a site, operational matters or otherwise) and/or with respect to my fully performing all of my obligations under the Franchise Agreement and/or any other documents to be executed by me nor have I relied in any way on any such, except as expressly set forth in a writing signed by me and the CEO and COO of Franchisor, except as follows:_______________________________________________________________________

________________________. (If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.) Franchisee's Initials ______

I hereby understand that there will be no refunds. Franchisee's Initials _____

Franchisor does not make or endorse nor does it allow any marketing representative, broker or other individual to make or endorse any oral, written, visual or other claim or representation (including but not limited to charts, tables, spreadsheets or mathematical calculations) which stated or suggested any specific level or range of actual or potential sales, costs, income, expenses, profits, cash flow, tax effects or otherwise (or from which such items might be ascertained) with respect to this or any other Franchise, whether made on behalf of or for Franchisor, any Franchisee or other individual and expressly disclaims any such information, data or results.

In addition, Franchisor does not permit any promises, agreements, contracts, commitments, understandings, "side-deals", options, rights-of-first-refusal or otherwise or variations of, changes in or supplements to the Franchise Agreement or the existence of any contingencies or conditions to Franchisee's obligations except by means of a written Addendum signed by Franchisee and Franchisor.

If any such representations, "side-deals", contingencies or otherwise have been made by you by any person or otherwise exist, immediately inform the CEO of Franchisor.

The prospective franchisee understands and agrees to all of the foregoing and certifies that all of the above statements are true, correct and complete.

FRANCHISEE
Dated:

Dated:

All of the above is true, correct and complete to the best of my knowledge, information and belief.

Franchise Marketing Representative

APPROVED: PLANET BEACH FRANCHISING CORPORATION

By: